UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to ss.240.14a-12

                    The Children's Place Retail Stores, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                   EZRA DABAH
                                   RENEE DABAH
                                RAPHAEL BENAROYA
                               JEREMY J. FINGERMAN
                                ROSS B. GLICKMAN
                               EMANUEL R. PEARLMAN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

           PRELIMINARY COPY DATED MAY 15, 2009 - SUBJECT TO COMPLETION

                        ANNUAL MEETING OF SHAREHOLDERS OF
                    THE CHILDREN'S PLACE RETAIL STORES, INC.

--------------------------------------------------------------------------------

                               PROXY STATEMENT OF
                                   EZRA DABAH

Fellow Children's Place Shareholders:

            This proxy statement and the enclosed GOLD proxy card are being furnished to shareholders of The Children's Place Retail Stores, Inc. ("The Children's Place" or the "Company") in connection with the solicitation of proxies by Ezra Dabah to be used at the 2009 annual meeting of shareholders of The Children's Place, including any adjournments or postponements thereof and any meeting held in lieu thereof. The 2009 Annual Meeting is scheduled to be held at 10:00 a.m., New York time, on June 26, 2009, at [_] located at [_]. This proxy statement and the GOLD proxy card are first being furnished to shareholders on or about [_], 2009.

            THIS SOLICITATION IS BEING MADE BY EZRA DABAH AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

            Mr. Dabah is soliciting your proxy for the 2009 Annual Meeting in support of the following proposals:

            1. To elect Raphael Benaroya, Jeremy J. Fingerman and Ross B. Glickman (each a "Nominee" and collectively, the "Nominees") to serve as directors of the Company.

            2. To adopt a resolution recommended by the Board and included in the Company's proxy statement for the 2009 Annual Meeting ratifying the Company's Audit Committee's selection of BDO Seidman LLP as the Company's independent auditors for fiscal 2009.

            3. To adopt a stockholder resolution that any provision of the Bylaws of the Company that is adopted by the Board and not the shareholders of the Company after March 5, 2009 be repealed.

            IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2009: the proxy materials are available at http://www.eproxyaccess.com/plce.

            More information about the Nominees can be found under "PROPOSAL 1 - ELECTION OF DIRECTORS" beginning on page [_] of this proxy statement and "INFORMATION ABOUT EZRA DABAH AND PARTICIPANTS" beginning on page [_] of this proxy statement.

            The Company has disclosed that the record date for determining shareholders entitled to notice of and to vote at the 2009 Annual Meeting is May 1, 2009 (the "Record Date"). Shareholders of record at the close of business on the Record Date will be entitled to vote at the 2009 Annual Meeting. According to the Company's proxy statement, as of the Record Date, there were 29,559,643 shares of common stock, $.10 par value per share, outstanding and entitled to vote at the 2009 Annual Meeting. Each share has one vote.

            Ezra Dabah, the former Chairman and Chief Executive Officer and the largest shareholder of the Company, has been a director of the Company since 1989. Mr. Dabah, together with his wife, Renee Dabah (together with Mr. Dabah, the "Dabahs"), may be deemed to beneficially own, in the aggregate, 5,002,710 shares, representing approximately 16.9% of the Company's outstanding common stock. Details of the Dabahs' beneficial ownership of the Company's common stock can be found under "INFORMATION ABOUT EZRA DABAH AND PARTICIPANTS" beginning on page [_] of this proxy statement.

            The Dabahs intend to vote their shares FOR the election of the Nominees, FOR the resolution ratifying the Company's Audit Committee's selection of BDO Seidman LLP as the Company's independent auditors for fiscal 2009 and FOR the bylaw restoration proposal. If one of the Nominees is unable to stand for election at the 2009 Annual Meeting, the proxies named on the attached GOLD proxy card will vote for Emanuel R. Pearlman (the "Alternate Nominee"), in place of such Nominee.

            MESSRS. BENAROYA, FINGERMAN AND GLICKMAN ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL SHAREHOLDERS. VOTE YOUR GOLD PROXY CARD FOR THE NOMINEES AND FOR THE BYLAW RESTORATION PROPOSAL.

            As explained in the detailed instructions on your GOLD proxy card, there are four ways you may vote. You may:

            1. Vote via the Internet by following the voting instructions on the GOLD proxy card or the voting instructions provided by your broker, bank or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your instructions have been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and returned a proxy card. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

            2. Vote by telephone by following the voting instructions on the GOLD proxy card or the instructions provided by your broker, bank or other holder of record. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had signed and returned a proxy card;

            3. Sign, date and return the enclosed GOLD proxy card in the enclosed postage paid provided; or

            4. Vote in person by attending the 2009 Annual Meeting. Written ballots will be distributed to shareholders who wish to vote in person at the 2009 Annual Meeting. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

            DO NOT SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED WHITE PROXY BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO MR. DABAH OR TO THE SECRETARY OF THE COMPANY, OR BY INSTRUCTING MR. DABAH BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED (INSTRUCTIONS ARE ON YOUR GOLD PROXY CARD).

            HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

            IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE GOLD PROXY CARD AS SOON AS POSSIBLE.

            Mr. Dabah has retained Innisfree M&A Incorporated to assist in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about executing your GOLD proxy, voting by telephone or via the Internet or if you require assistance, please contact:

                           Innisfree M&A Incorporated
                               501 Madison Avenue
                            New York, New York 10022
                   Shareholders Call Toll-Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833

                   BACKGROUND AND REASONS FOR THE SOLICITATION

            Ezra Dabah is the Company's largest shareholder, owning, together with his wife, approximately 16.9% of the Company's outstanding shares. Mr. Dabah has been a director of the Company since 1989. He also served as Chairman and Chief Executive Officer from 1991 to 2007.

            Following his departure as CEO in September 2007, Mr. Dabah became concerned about the future of the Company and a possible decline in shareholder value. He therefore began to consider alternatives with respect to his significant investment in the Company. Among the alternatives Mr. Dabah considered was the possibility of making an offer to acquire the Company. Mr. Dabah then began to discuss with potential private equity sponsors the possible acquisition of the Company. However, Section 203 of the Delaware General Corporation Law (the "DGCL"), which applies to the Company, restricted Mr. Dabah's ability to partner with a third party to acquire the Company, without the Board's prior authorization.

            In October 2007, the Company announced that it had engaged Lehman Brothers to act as its financial advisor in undertaking a review of the Company's strategic alternatives to improve operations and enhance shareholder value, including potential organizational and operational improvements, a recapitalization, or other transactions.

            In February 2008, Mr. Dabah requested that the Board authorize, pursuant to Section 203 of the DGCL, Mr. Dabah to enter into an agreement with Golden Gate Private Equity, Inc. ("Golden Gate") for the purpose of making a proposal to the Board to acquire the Company's outstanding shares.

            Without addressing Mr. Dabah's request, on February 19, 2008, the Company announced that it had scheduled its 2008 annual meeting of shareholders for June 27, 2008. At the time of the announcement, the Company had not held an annual meeting since June 22, 2006, a period of nearly 20 months, and the date set by the Board represented an additional delay of over four months. Given the slow pace at which the Board was conducting its review of strategic alternatives and his interest in making a proposal to acquire the Company, Mr. Dabah determined that delaying the annual meeting until late June was not in the best interests of the Company or its shareholders. Therefore, on February 21, 2008, Mr. Dabah filed a complaint in Delaware court requesting that the court order the Company to hold its 2008 annual meeting within 45 days from the filing of the complaint. Mr. Dabah and the Company eventually reached a settlement of the matter which was announced on May 9, 2008. Pursuant to the settlement, Mr. Dabah agreed to dismiss his complaint and vote for the Company's slate of six directors (Louis Lipschitz, Dr. Joseph Alutto, Mr. Dabah, Charles Crovitz, Robert Fisch and Stanley Silverstein) at the 2008 annual meeting, and the Board agreed to conduct a bona fide sales process and approve Mr. Dabah's request for a waiver under Section 203 of the DGCL.

            Mr. Dabah and Golden Gate thereafter participated in the Company's sales process and conducted a due diligence review of the Company. Despite Mr. Dabah's numerous requests for the Company to conduct a prompt process and respond to basic due diligence requests in a timely manner, the Company's sale process lasted for over nine months. Ultimately

Mr. Dabah and Golden Gate determined not to submit a formal, binding acquisition proposal, mainly due to the weak debt markets, which had deteriorated while the Board extended its sales process over a nine month period. On February 5, 2009, the Company announced that its Board had completed its previously announced review of strategic alternatives. The review did not result in a sale of the Company. Mr. Dabah does not have any current plan or intention to acquire the Company.

            On March 5, 2009, over Mr. Dabah's objection, the directors increased the size of the Board from eight to nine directors and appointed Norman Matthews to fill the vacancy created by the increase. Mr. Dabah objected to the appointment of Mr. Matthews to the Board because Mr. Dabah believed the unilateral expansion of the Board was inconsistent with the agreement between Mr. Dabah and the Company regarding the election of six directors at the 2008 annual meeting.

            As the largest long-term shareholder of the Company, Mr. Dabah is concerned about the future of the Company and the ability of the incumbent senior management team and Board to sustain future growth and increase shareholder value. In particular, Mr. Dabah remains concerned with (1) the misalignment of the current Board's interests with those of the Company's shareholders, (2) the lack of certain core competencies and experience on the Board, (3) the Board's failure to attract a permanent Chief Executive Officer,
(4) the loss of key talent over the last 19 months and (5) senior management's inability to develop, put in place and focus on short and long-term growth opportunities for the Company.

            In stark contrast to Mr. Dabah, who, as the Company's largest shareholder, owns approximately 16.9% of the Company's outstanding common stock, the other directors, excluding Mr. Silverstein, own less than 1% of the Company's outstanding stock. Therefore, in Mr. Dabah's opinion, the current directors' economic incentives are not aligned with those of the Company's shareholders. Moreover, Interim CEO Charles Crovitz's total compensation for his role as interim CEO in fiscal year 2008 was $3,904,865 (including $519,416 in perquisites), which Mr. Dabah believes is excessive given his role as interim CEO and his lack of experience as a CEO of a specialty retailer or even as a CEO of a public company. In Mr. Dabah's opinion, the interests of a majority of the current directors and Mr. Crovitz in building a new leadership team are not aligned with the interests of the Company's shareholders.

            Mr. Dabah is proposing the election of Messrs. Benaroya, Fingerman and Glickman as directors because he believes they will bring to the Board the experience and talent necessary to help position the Company to sustain future growth and increase shareholder value. In contrast, Sally Frame Kasaks, Norman Matthews and Malcolm Elvey, the Board's nominees, in Mr. Dabah's opinion, lack the fresh perspective and vision that Mr. Dabah believes is necessary to guide a specialty apparel retailer such as the Company.

            Ms. Kasaks, 64, was appointed Chair of the Board on an interim basis on January 31, 2007. Since that time, the Board has failed to identify and appoint a non-executive Chairperson to replace Ms. Kasaks. Mr. Dabah believes that in her interim role Ms. Kasaks has not provided the Board with the direction, leadership and time necessary to resolve many of the difficulties that the Company has faced during her tenure, including identifying a permanent Chief Executive Officer to replace interim CEO Charles Crovitz. In addition,
Ms. Kasaks
currently serves as Chair and CEO of Pacific Sunwear of California, Inc., a West Coast-based lifestyle specialty retailer facing significant operational challenges. During fiscal 2008, Pacifc Sunwear liquidated approximately 150 of its fashion-focused streetwear demo stores due to poor performance and recently announced that it anticipated closing an additional 35 to 50 underperforming stores each year over the course of the next three years. Since the appointment of Ms. Kasaks as Chair and CEO of Pacific Sunwear in May 2007 (she previously served as interim CEO beginning in October 2006), the stock has declined approximately 81%. Pacific Sunwear was recently engaged in a proxy contest in which shareholders cited "disastrous performance" and called for Ms. Kasaks' immediate resignation.

            Mr. Matthews, 76, joined the Board less than two months ago. Mr. Dabah does not believe that Mr. Matthews brings to the Company the forward outlook and fashion perspective necessary to understanding and preserving the youthful and contemporary image unique to "The Children's Place" brand. In addition, Mr. Matthews served on the boards of several entities that filed for bankruptcy, including Levitz and Loehmann's, Inc. Mr. Matthews is also a director of Finlay Enterprises, Inc., which recently announced that it had substantial doubt about its ability to continue as a going concern.

            Mr. Elvey, 67, has served as a director of the Company since 2002. Mr. Elvey is a venture capitalist focused on technology companies and his primary retail experience stems from his tenure at Metro Cash and Carry over 30 years ago.

            We therefore question whether the Board's nominees are the right nominees for the Company and whether as a group they add value to the Company when compared to our Nominees. Each of Messrs. Benaroya, Fingerman and Glickman are highly-qualified and proven executives with extensive experience in key areas of the Company's business, including specialty apparel retailing, mass consumer marketing and branding and retail real estate. Mr. Dabah believes each of these individuals will bring much-needed insight, accountability and new and relevant perspectives to the Board for continued profitable growth.

            Mr. Benaroya is currently Chairman of the Board of Directors of Russ Berrie Inc., a company that specializes in the design, import, marketing and distribution of infant and juvenile consumer products, and was formerly, until February 2009, Chairman of the Board of Directors of FAO Schwarz, Inc., a specialty toy retailer. Mr. Benaroya was also the Chairman of the Board, President and Chief Executive Officer of United Retail Inc., a specialty retailer of women's fashions, from 1989 until its successful sale in 2007. During Mr. Benaroya's tenure, United Retail grew to 494 stores in fiscal 2006 with $462.1 million in net sales. Through his experiences as Chairman of the Board of Russ Berrie and FAO Schwarz, Mr. Benaroya has developed meaningful exposure to and understanding of the children's marketplace and the consumers that the Company targets.

            Mr. Fingerman has over 20 years of marketing and brand management experience. He is currently the Managing Principal of Clairmont Ventures, a strategic consulting and investment advisory firm focused on transforming brands and businesses. Most recently, Mr. Fingerman served as President and Chief Executive Officer of privately-held R.A.B. Food Group, LLC (Manishewitz), one of America's leading specialty foods companies. Prior to joining R.A.B., Mr. Fingerman served as President of the U.S. Soup Division at Campbell Soup

Company, the world's largest maker and marketer of soup. As President, Mr. Fingerman was responsible for the company's largest division, which generated three consecutive years of consumption growth for the first time in 18 years.

            Mr. Glickman has over 35 years of specialty retail and real estate experience. He is currently Chairman and Chief Executive Officer of Urban Retail Properties, LLC, a development, leasing and management real estate company, specializing in retail shopping centers. Urban Retail Properties is the developer of over 75 domestic and international premier shopping destinations and mixed use products including Water Tower Place and 900 North Michigan Shops in Chicago, Copley Place in Boston, and the redevelopment of the Houston Galleria and Old Orchard Center in Skokie, Illinois.

            More information about the Nominees can be found under "Proposal 1 - Election of Directors," beginning on page [_] of this proxy statement and "Information About Ezra Dabah and Participants," beginning on page [_] of this proxy statement.

            If elected, Messrs. Benaroya, Fingerman and Glickman will, subject to their fiduciary duties as directors, work with the other members of the Board to take those steps that they deem necessary to maximize shareholder value. Specifically, if elected, the Nominees are expected to urge the Board to execute the following plan of action:

      1.    Appoint a permanent CEO.

            Since September 2007, the Board has claimed to be conducting a search for a permanent CEO to replace the Company's Interim CEO, Mr. Crovitz. In September 2007, a CEO search committee was formed to undertake the task of finding a new CEO. Mr. Dabah is a member of the search committee, but over the last 19 months no potential CEO candidate has been recommended by the committee for him to interview. Moreover, Mr. Crovitz has commented that he has planned to be Interim CEO for 16 to 18 months, and some analysts believe the CEO search could take another 6 to 12 months. In Mr. Dabah's opinion, given his large compensation package, Mr. Crovitz has little incentive to speed up the process of hiring his successor.

            The leadership void at The Children's Place has created uncertainty about the future direction of the Company, distracted management and, with no visionary leadership, caused the Company to underperform its potential. Mr. Dabah believes the Board must act immediately to appoint a permanent CEO who will, among other things, take all measures to retain key management personnel, reestablish the culture that made the Company successful, articulate a future vision for the Company and position the Company to sustain future growth. Mr. Dabah has engaged in preliminary discussions with Raphael Benaroya regarding the possibility of proposing that the Board appoint Mr. Benaroya as Chief Executive Officer of the Company. Mr. Benaroya has over 25 years of experience in successfully leading public specialty apparel retail stores, and Mr. Dabah believes Mr. Benaroya is well positioned to gain the respect and loyalty of the Company's employees. To date, Mr. Benaroya has not made a determination as to whether he is willing to be considered for the CEO position. If Mr. Benaroya determines that he is willing to serve as the Company's CEO, Messrs. Benaroya, Fingerman and Glickman, if elected, and Mr. Dabah will recommend to the Board that Raphael Benaroya be appointed

Chief Executive Officer. Mr. Dabah believes that Mr. Benaroya would be a candidate of exceptional integrity and accomplishment with extensive corporate management experience in the retail industry. Mr. Benaroya has experience as a director of public companies, and based on his experiences has developed meaningful exposure to and understanding of the children's marketplace. Mr. Dabah is confident that Mr. Benaroya would provide the Company with the vision and leadership to ensure that the Company leverages its strong brand name and achieves its full growth potential. There can be no assurance that Mr. Benaroya would accept the CEO position if it were offered to him nor can there be any assurance that the Board would agree to appoint Mr. Benaroya as CEO. Moreover, there can be no assurance that the Board and Mr. Benaroya would agree to the terms of Mr. Benaroya's service as CEO.

      2.    Attract and retain key talent.

            The Company has been in a transitional state for more than 19 months. Since the appointment of Mr. Crovitz as Interim CEO, the Company has experienced a number of senior level departures, all talented individuals who had long tenures with and expertise in The Children's Place brand. Some of these individuals left voluntarily and others left at the behest of Mr. Crovitz and Susan Riley, an Executive Vice President and Chief Financial Officer of the Company. Mr. Dabah believes that these departures have been in-large part due to the deterioration of the Company's energetic and collaborative culture established during Mr. Dabah's tenure as Chairman and CEO. The current Board has not been successful in filling these vacated positions and the Company is currently operating without a President, General Merchandise Manager and General Counsel. The Company's merchandising strategy is built on the offering of key basic items at exceptional values, complemented by fashion items and accessories to create a fully coordinated look. The success of a product-driven company like The Children's Place depends on its ability to attract and retain creative and enterprising individuals. Under Mr. Crovitz's leadership, the Company has suffered a loss of key management and creative talent, and the Company's remaining creative talent has had to endure a leadership void in inspiration and creativity. In addition, under Mr. Dabah's leadership, the Company developed a strong sourcing base for its products. By failing to retain key talent in this area, the Board and management are jeopardizing the Company's ability to continue to capitalize on the long-term relationships and efficient chain of supply that the Company has developed and which is known to be one of the Company's core competencies. The Board and senior management must initiate efforts to retain key team employees, rehire key talent that has left, and restore the stimulating, energetic and creative culture for which the Company was formerly known.

      3.    Position the Company for growth.

            Since Mr. Dabah's departure, the Company has not introduced new initiatives for the future growth of the Company. Mr. Dabah believes that the Board's inability and unwillingness to articulate future growth initiatives will have a long term negative effect on shareholder value. In order to maximize shareholder value, Messrs. Benaroya, Fingerman and Glickman are expected to urge the Board to:

            o Aggressively roll out the shoe concept and pursue The Children's Place's brand potential. In Mr. Dabah's opinion, this will allow the Company to ultimately gain high single-digit market share in a fragmented shoe market.

            o Focus on eCommerce growth by setting the online store on a growth trajectory to exceed $250 million in sales by 2011, including the introduction of international shipping.

            o Roll out the small market store concept, which we believe can yield an additional 300 to 400 stores in North America, over and above the Company's 1,100 to 1,200 store potential.

            o Develop Mr. Dabah's Big Box (18,000 square feet) vision. Under this new concept, The Children's Place will offer vertically integrated, related and matching apparel, shoes, home furnishings and accessories, with a selection of toys, all under one roof.

            Mr. Dabah and the Nominees believe the above actions will greatly improve the Company's short-term and long-term prospects and put the Company in the best position to achieve maximum value for all shareholders.

            Mr. Dabah urges you to vote your GOLD proxy card FOR Raphael Benaroya, Jeremy J. Fingerman and Ross B. Glickman and FOR the bylaw restoration proposal.

                        PROPOSAL 1: ELECTION OF DIRECTORS

            According to the Company's proxy statement, three Class III directors are to be elected to the Board at the 2009 Annual Meeting. Mr. Dabah recommends that shareholders elect Raphael Benaroya, Jeremy J. Fingerman and Ross B. Glickman as Class III directors at the 2009 Annual Meeting. Each of the Nominees has consented to being named as a Nominee and to serving as a director if elected. Mr. Dabah has no preexisting social, business or professional relationship with any of the Nominees. If elected, each Nominee will serve for a three-year term and until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. If elected, each of the Nominees will be considered an independent director of the Company under applicable NASDAQ rules, other than, in the case of Mr. Benaroya, in the event that he is appointed as Chief Executive Officer of the Company.

            The Nominees will not receive any compensation from Mr. Dabah or his affiliates for their services as directors of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company's prevailing practices for services of non-employee directors, which is described in the Company's proxy statement.

Biographical Information

            Background information about the Nominees, including the present principal occupation or employment and material occupations, positions and offices or employment for the past five years of each Nominee, is set forth below. Please see "INFORMATION ABOUT EZRA DABAH AND PARTICIPANTS" and Annex A for additional information about the Nominees, such as their beneficial ownership, purchases and sales of shares of the Company's common stock (if any).

                                                Principal Occupation
Name and Business Address     Age      For Past Five Years and Directorships
---------------------------   ---   --------------------------------------------

Raphael Benaroya               61   Mr. Benaroya is currently the Chairman of
                                    the Board of Directors of Russ Berrie &
c/o Biltmore Capital                Company, Inc., a New York Stock Exchange
Group, LLC                          listed company specializing in the design,
365 West Passaic Street             import, marketing, and distribution of
2nd Floor                           infant and juvenile consumer products, and
Rochelle Park, NJ 07662             was formerly, until February 2009, Chairman
                                    of the Board of Directors of FAO Schwarz, Inc., a specialty toy retailer. Since April
                                    1, 2008, Mr. Benaroya has also been acting as a consultant for D. E. Shaw & Co., L.P., a global investment and technology development firm. Mr. Benaroya is also
                                    Managing Director of American Licensing
                                    Group, L.P., a company specializing in
                                    consumer goods' brand name licensing, and a member of the Board of Managers of Biltmore
                                    Capital Group, LLC, a financial company
                                    which invests in secured debt. Mr. Benaroya previously served as Chairman of the Board, President and Chief Executive Officer of United Retail Group, Inc., which operates a chain of approximately 500 retail specialty stores, from 1989 until its sale in October 2007 to Redcats USA, a division of PPR, a French public company, and continued as President and Chief Executive
                                    Officer thereafter until March 2008. Mr.
                                    Benaroya also formerly held Chief Executive
                                    Officer positions at certain divisions of The Limited, Inc., from 1984 until 1989.
                                    From 1972 to 1982, Mr. Benaroya was with
                                    General Mills Inc., ultimately becoming
                                    Executive Vice President of the Izod Lacoste
                                    Division. Mr. Benaroya is a graduate of the University of Minnesota, where he earned an MBA in the School of Business and a BSc
                                    Degree (with Distinction) in Computer
                                    Science.

Jeremy J. Fingerman            48   Mr. Fingerman is Founder and Managing
                                    Principal of Clairmont Ventures, a strategic
71 Franklin Street,                 consulting and investment advisory firm
Englewood, NJ 07631                 focused on transforming brands and
                                    businesses. Mr. Fingerman served as Chief
                                    Executive Officer and President of R.A.B.
                                    Food Group, LLC, from May 2005 to September
                                    2007. Prior to joining R.A.B., Mr. Fingerman served as President of the U.S. Soup
                                    Division of Campbell Soup Company. With
                                    responsibility for the company's
                                    largest division, Mr. Fingerman revitalized
                                    Campbell's U.S. Soup franchise, generating three consecutive years of consumption growth for the first time in eighteen years.
                                    Mr. Fingerman joined the Campbell Soup
                                    Company in 1993. During his tenure with
                                    Campbell, Mr. Fingerman served as General
                                    Manager of Campbell's Soups Australasia and
                                    Vice-President, Brand Management, of
                                    Arnott's-Campbell's Australasia before
                                    ultimately rising to the position of
                                    President of the U.S. Soup Division. Prior to joining Campbell, Mr. Fingerman progressed rapidly through key brand management assignments at General Mills,
                                    Inc., including Marketing Manager for
                                    Bisquick and Specialty Products, and
                                    Marketing Manager for Child Cereals. Mr.
                                    Fingerman joined General Mills in 1988. Mr.
                                    Fingerman earned an MBA in General
                                    Management from Harvard Business School and an undergraduate degree in English
                                    Literature from Columbia University.

Ross B. Glickman               60   Mr. Glickman is currently the Chairman of
                                    the Board of Directors and Chief Executive
900 N. Michigan Ave.                Officer of Urban Retail Properties, LLC, a
Suite 900                           development, leasing and management real
Chicago, IL 60611                   estate company, specializing in retail
                                    shopping centers, a position he has held since April 2002. Mr. Glickman joined

                                    Urban Retail in 1991. Mr. Glickman also
                                    served as a director of United Retail Group
                                    Inc. from 2006 to 2007. Prior to joining
                                    Urban Retail in 1991, he was President of Glickman Properties, a shopping center development firm. From 1984 to 1989, Mr. Glickman was Director of Real Estate for The Limited, Inc., where he was responsible for expanding the company's divisions, including the Limited Stores, Limited Express, Victoria's Secret, Lane Bryant, Lerner, and Sizes Unlimited. From 1979 to 1984, Mr. Glickman was Director of Real Estate for General Nutrition Center (Pittsburgh), where he expanded the company from 500 to 1,500 company-owned stores nationwide in only four years. From 1973 to 1979, Mr. Glickman was a Vice President of The Athlete's Foot, where he grew the Pittsburgh division of the specialty retail athletic footwear chain from one store to 400. Mr. Glickman holds a Bachelor of Arts degree from The Ohio State University.

            If any of the Nominees is unable to stand for election at the 2009 Annual Meeting, the proxies named on the attached GOLD card will vote for the following Alternate Nominee:

Emanuel R. Pearlman            49   Mr. Pearlman is the founder and Chief
                                    Executive Officer of Liberation Investment
900 Third Avenue                    Group LLC, a New York-based investment
Suite #1000                         management firm. Mr. Pearlman is also a
New York, New York 10022            director of Multimedia Games, Inc., a
                                    position he has held since October 2006.
                                    Prior to founding Liberation, Mr. Pearlman was the Chief Operating Officer of Vornado
                                    Operating Corporation. For 14 years, Mr.
                                    Pearlman ran Gemini Partners, which
                                    specialized in strategic block investing and financial consulting. Mr. Pearlman's experience in the gaming industry includes consulting to Jackpot Enterprises and to Bally Entertainment Corporation, where he advised the companies on their business and financial activities. Mr. Pearlman received a B.A. in Economics from Duke University and an MBA from Harvard Business School.

            MR. DABAH STRONGLY URGES YOU TO VOTE FOR THE ELECTION OF THE NOMINEES BY SIGNING, DATING AND RETURNING YOUR GOLD PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     PROPOSAL 2: RATIFY AUDIT COMMITTEE'S SELECTION OF INDEPENDENT AUDITORS

            According to the Company's proxy statement, the Company is soliciting proxies to ratify the Audit Committee's selection of BDO Seidman LLP as the Company's independent auditors for fiscal 2009. Please refer to the Company's proxy statement under "Matters Requiring Stockholder Attention:
Proposal No. 2 -- Ratification of the Appointment of Independent Registered Public Accounting Firm" for a discussion of this proposal. Mr. Dabah does not object to the ratification of the Company's Audit Committee's selection of BDO Seidman LLP as the Company's independent auditors.

            You can vote for the ratification of BDO Seidman LLP as the Company's independent auditors for fiscal 2009 by signing, dating and returning your GOLD proxy card today in the enclosed postage paid envelope.

                     PROPOSAL 3: BYLAW RESTORATION PROPOSAL

            Mr. Dabah plans to present the bylaw restoration proposal for consideration at the 2009 Annual Meeting. The bylaw restoration proposal states:

            "RESOLVED, that any provision of the Bylaws of the Corporation as of the effectiveness of this resolution adopted by the Board of the Corporation and not by the shareholders of the Corporation that were not included in the Bylaws of the Corporation, as amended through March 5, 2009 and as filed with the Securities and Exchange Commission on March 6, 2009, be and hereby are repealed."

            The purpose of and reason for the bylaw restoration proposal is to prevent the incumbent Board from adopting any changes to the Company's Bylaws that could serve to limit the ability of the Nominees to pursue the best interests of the Company and its stockholders. If the incumbent Board does not effect any change to the version of the Bylaws publicly available in a filing by the Company with the Securities and Exchange Commission on March 6, 2009, the bylaw restoration proposal will have no effect. However, if the incumbent Board has made changes since that time, the bylaw restoration proposal, if adopted, will restore the Bylaws to the version that was filed as Exhibit 3.1 to the Form 8-K filed by the Company with the SEC on March 6, 2009, without considering the nature of any changes the incumbent Board may have adopted. The bylaw restoration proposal will not preclude the newly-elected Board from reconsidering any repealed Bylaw changes following the proxy solicitation.

            MR. DABAH STRONGLY URGES YOU TO VOTE FOR THE BYLAW RESTORATION PROPOSAL BY SIGNING, DATING AND RETURNING YOUR GOLD PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                 OTHER PROPOSALS

            The Participants (as defined below) and their affiliates know of no other business to be presented at the 2009 Annual Meeting. If any other matters should properly come before the 2009 Annual Meeting, it is intended that the persons named on the enclosed GOLD proxy card will vote that proxy on such other matters in accordance with their judgment.

                  INFORMATION ABOUT EZRA DABAH AND PARTICIPANTS

            This proxy solicitation is being conducted by Ezra Dabah. Mr. Dabah is the beneficial owner of approximately 16.9% of the outstanding common stock of The Children's Place. Each of Mr. Dabah, Mrs. Dabah, the Nominees and the Alternate Nominee (each, a "Participant" and collectively, the "Participants") may be deemed to be participants in this proxy solicitation.

The Dabahs

            Ezra Dabah is the former Chairman of the Board and Chief Executive Officer of the Company. He currently serves as a member of the Company's Board of Directors. Mr. Dabah's business address is 120 Central Park South, New York, NY 10019.

            Renee Dabah's business address is 120 Central Park South, New York, NY 10019 and her present principal occupation is personal investor. Mrs. Dabah is a citizen of the United States.

Nominees and Alternate Nominee

            Please see "Proposal 1: Election of Directors" for additional information about the Nominees and the Alternate Nominee.

Beneficial Ownership of Common Stock

            The following table shows the beneficial ownership of each Participant of shares of the Company's outstanding common stock as of the Record Date. Except as described below, each of the individuals in the table directly owns and has sole voting power and sole dispositive power with regard to the number of shares beneficially owned. Please see Annex A for additional information about the Participants' purchases and sales of shares of the Company's common stock.

                Number of Shares    Percent of Outstanding
Entity         Beneficially Owned      Common Stock (1)
------------   ------------------   ----------------------

Ezra Dabah              5,002,710                     16.9%
Renee Dabah             5,002,710                     16.9%
Total                   5,002,710                     16.9%

(1) Calculated on the basis of 29,559,643 shares outstanding as of May 1, 2009.

            Ezra Dabah is the beneficial owner of 5,002,710 shares, representing 16.9% of the Company's common stock outstanding as of May 1, 2009.(1) Mr. Dabah
(i) has the sole power to vote or to direct the vote and to dispose or direct the disposition of 1,643,250 of such shares (which includes 272,000 shares that are issuable upon the exercise of outstanding vested options), (ii) has shared power to vote or to direct the vote and to dispose or direct the disposition of 2,879,360 of such shares held by Mr. Dabah and others, as custodians or trustees for Mr. Dabah's children and certain other family members, (iii) has shared power to vote or to direct the vote and to dispose or direct the disposition of 376,000 of such shares held by Mr. Dabah and his wife as joint tenants with right of survivorship and (iv) may be deemed to have shared power to vote or to direct the vote and to dispose or direct the disposition of 104,100 of such shares owned by Mr. Dabah's wife.

            Renee Dabah, wife of Ezra Dabah, is the beneficial owner of 5,002,710 shares, representing 16.9% of the total number of the Company's outstanding common stock as of May 1, 2009.(1) Mrs. Dabah (i) has the sole power to vote or to direct the vote and to dispose or direct the disposition of 104,100 of such shares, (ii) has shared power to vote or to direct the vote and to dispose or direct the disposition of 2,879,360 of such shares held by Mrs. Dabah and others, as custodians or trustees for Mrs. Dabah's children and certain other family members, (iii) has shared power to vote or to direct the vote and to dispose or direct the disposition of 376,000 of such shares held by Mrs. Dabah and her husband as joint tenants with right of survivorship and (iv) may be deemed to have shared power to vote or to direct the vote and to dispose or direct the disposition of 1,643,250 of such shares (which includes 272,000 shares that are issuable to Mrs. Dabah's husband upon the exercise of vested stock options) owned by Mrs. Dabah's husband.

            Neither of the Dabahs owns beneficially, directly or indirectly, shares of any class of securities of any parent or subsidiary of the Company.

            Stanley Silverstein, a member of the Board and Mr. Dabah's father-in-law, beneficially and directly owns and has sole voting power and sole dispositive power with regard to 261,697 shares (including shares underlying options). Mr. Silverstein may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act")) 2,928,880 shares, composed of shares held by Mr. Silverstein's wife, Raine Silverstein, as custodian or trustee for the benefit of Mr. Silverstein's children and grandchildren. Mr. Silverstein disclaims beneficial ownership of the 2,928,880 shares held by Mr. Silverstein's wife, as custodian or trustee for the benefit of Mr. Silverstein's children and grandchildren. The business address of Mr. Silverstein is 915 Secaucus Road, Secaucus, New Jersey 07094.

----------

(1) Does not include 1,475,327 shares of Common Stock that may be deemed to be beneficially owned by certain relatives of Mr. Dabah, including (i) 261,697 shares held by Mr. Dabah's father-in law and mother-in-law, Stanley Silverstein and Raine Silverstein, and certain of their children and grandchildren, (ii) 215,300 shares of Common Stock held by Barbara Dabah, wife of Mr. Dabah's brother, Haim Dabah, both directly and for the benefit of their children or
(iii) 998,330 shares of Common Stock held by Gila Dweck, Mr. Dabah's sister, and her children held both directly and in trust. Other members of Mr. Dabah's family may own additional shares. There is no agreement or understanding with these parties with respect to the voting or disposition of any shares. The Dabahs disclaim beneficial ownership of any such shares.

            Each of the Dabahs disclaims beneficial ownership of the 3,190,577 shares which Mr. Silverstein and his wife (the "Silverstein Parties") may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange
Act). There is no agreement, arrangement or understanding between any of the Dabahs and the Silverstein Parties with respect to the voting or disposition of any shares of the Company's common stock.

            Except as disclosed in this proxy statement, none of the Nominees nor any of their associates is a record owner or direct or indirect beneficial owner of any stock of the Company or any parent or subsidiary of the Company.

Nominee Agreements

            Each Nominee is a party to an agreement (each a "Nominee Agreement") pursuant to which each nominee has consented to being named as a nominee for election as a director of the Company by Mr. Dabah, and Mr. Dabah has agreed to pay the costs of soliciting proxies in support of the election of the Nominees to the Board and the adoption of the bylaw restoration proposal at the 2009 Annual Meeting, and to indemnify each Nominee with respect to certain costs that may be incurred by such Nominee in connection with his nomination as a candidate for election to the Board at the 2009 Annual Meeting and the solicitation of proxies in support of his election. In addition, Mr. Dabah has agreed to reimburse Mr. Benaroya for certain costs and expenses in connection with Mr. Benaroya's nomination, including the fees and expenses of Mr. Benaroya's counsel, up to a maximum amount of $30,000.

Transactions with the Company

            Mr. Dabah is the son-in-law of Stanley Silverstein, a member of the Board. Mr. Dabah's nephew, Michael Leventhal, is employed by the Company. Nina Miner, Mr. Silverstein's daughter and Mr. Dabah's sister-in-law, is employed by the Company as Senior Vice President, Chief Creative Officer. For fiscal 2008, Ms. Miner received cash compensation of $641,702 in base salary, $10,000 in car allowance, $624 in insurance premiums paid by the Company with respect to life insurance for the benefit of Ms. Miner and $4,993 in matching contributions under the Company's 401(k) Plan. On July 14, 2008, the Company granted Ms. Miner a performance award for 2008 with a target number of 14,428 shares, subject to the terms and conditions of a performance award agreement between Ms. Miner and the Company. Under the terms of Ms. Miner's 2008 performance award, Ms. Miner earned 4,810 shares for fiscal year 2008, and, if Ms. Miner is employed by the Company on the delivery date in fiscal 2011, she will receive the shares on the delivery date. In addition, Ms. Miner may earn an additional 4,810 performance shares for fiscal year 2008 if the Company achieves the three year cumulative operating income target. On July 14, 2008, Ms. Miner was also granted a deferred stock award for 2008 with a target number of 14,428 shares, subject to the terms and conditions of a deferred stock award agreement between Ms. Miner and the Company.

            During fiscal 2008, the Company purchased approximately $400,000 of footwear from Nina Footwear Corporation. Stanley Silverstein, who is a member of the Board and the father-in-law of Mr. Dabah, owns Nina Footwear Corporation with his brother. Mr. Silverstein is not actively involved in the Nina Footwear business. The Company's Compensation

Committee determined that the transactions with Nina Footwear Corporation were on terms no less favorable than could have been obtained from an unaffiliated third party.

            Other than as disclosed in this proxy statement, (i) there are no transactions, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which the Participants or any immediate family member of any Participant had, or will have, a direct or indirect material interest; and (ii) neither the Participants nor any member of their immediate family, nor any corporation or organization of which the Participants are executive officers or partners or are, directly or indirectly, the beneficial owners of ten percent or more of any class of equity securities, nor any trust or other estate in which the Participants have a substantial beneficial interest or as to which the Participants serve as a trustee or in a similar capacity, has been indebted to the Company or its subsidiaries at any time since the beginning of the Company's last fiscal year in an amount in excess of $120,000.

Interests of the Participants

            Each Participant has an interest in the election of directors: (i) indirectly through the beneficial ownership (if any) of shares and other securities and/or (ii) pursuant to the Nominee Agreements. In addition, since September 2007, the Board has been searching for a permanent Chief Executive Officer to replace the Company's interim Chief Executive Officer, Charles Crovitz. To date, the Board has not identified a permanent Chief Executive Officer. Mr. Dabah has engaged in preliminary discussions with Raphael Benaroya regarding the possibility of proposing that he serve as Chief Executive Officer of the Company. To date, Mr. Benaroya has not made a determination as to whether he is willing to be considered for the CEO position. If Mr. Benaroya is willing to serve as Chief Executive Officer, Mr. Dabah plans to propose to the Board that he be appointed to that position.

            On May 12, 2008, Mr. Dabah and Golden Gate entered into a non-binding (other than with respect to exclusivity) understanding with respect to their mutual participation in a potential acquisition of the Company. Mr. Dabah and Golden Gate agreed that, for a period of ninety days from May 12, 2008 (the "Exclusivity Period"), they would work together exclusively to develop a formal proposal to acquire the Company. Mr. Dabah and Golden Gate agreed that, during the Exclusivity Period, neither they nor any of their representatives or agents would discuss, pursue, enter into any agreement, vote in favor of or participate in any manner with respect to the acquisition of all or any substantial portion of the capital stock or assets of the Company (a "Business Combination Transaction") without the participation of the other party in any such transaction. However, neither Mr. Dabah nor Golden Gate would be prevented from participating in (i) any back end merger of the Company following the acquisition by a third party of a majority interest in the capital stock of the Company or (ii) any Business Combination Transaction between the Company and a third party that (A) did not involve the participation of such party prior to the approval of such transaction by the independent members of the Board and (B) Mr. Dabah and Golden Gate mutually agreed not to attempt to overbid. Under the agreement, if either Mr. Dabah or Golden Gate received a proposal, offer or expression of interest to engage in a Business Combination Transaction during the Exclusivity Period, that party would be obligated to promptly notify the other of such proposal, offer or expression of interest and provide the other party with all material information relating thereto. Mr. Dabah and Golden Gate have no current agreement or understanding with respect to a potential acquisition of the Company.

            On September 4, 2008, the Dabahs engaged Moelis & Company ("Moelis") to act as a financial advisor to the Dabahs in connection with any potential acquisition or other transaction involving the Company. The Dabahs agreed to pay Moelis (i) a transaction fee of $3,300,000 if the Dabahs consummate an acquisition of the Company, (ii) a fee of $1,250,000 upon certain sales or transfers of securities or other interests in the Company by the Dabahs and
(iii) a cash fee equal to 7.5% of any "break-up" or "topping fee" or other payment or consideration that the Dabahs may receive in connection with the termination or cancellation of a transaction that is entered into between the Company and the Dabahs, such cash fee not to exceed $3,300,000. The Dabahs also agreed to reimburse Moelis for its expenses and indemnify Moelis and its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, arising out of their performance of services for the Dabahs. On May 14, 2009, Mr. Dabah terminated this engagement. However, Moelis will continue to be entitled to the full amount of any compensation payable pursuant to the terms of the engagement for a period of 12 months following its termination. In addition, Mr. Dabah has engaged Moelis to act as his financial advisor in connection with the proxy solicitation and Moelis will receive a customary retainer fee for its services.

            On September 4, 2008, the Dabahs engaged Mr. Ilan Kaufthal to act as a financial advisor to the Dabahs in connection with any potential acquisition or other transaction involving the Company. The Dabahs agreed to pay Mr. Kaufthal (i) a transaction fee of $3,300,000 if the Dabahs consummate an acquisition of the Company, (ii) a fee of $1,250,000 upon certain sales or transfers of securities or other interests in the Company by the Dabahs and
(iii) a cash fee equal to 7.5% of any "break-up" or "topping fee" or other payment or consideration that the Dabahs may receive in connection with the termination or cancellation of a transaction that is entered into between the Company and the Dabahs, such cash fee not to exceed $3,300,000. The Dabahs also agreed to reimburse Mr. Kaufthal for his expenses and indemnify Mr. Kaufthal and his affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, arising out of their performance of services for the Dabahs. On May 14, 2009, Mr. Dabah terminated this engagement. In addition, Mr. Dabah has engaged Mr. Kaufthal to act as his financial advisor in connection with the proxy solicitation and Mr. Kaufthal will receive a customary retainer fee for his services.

            Other than as disclosed in this proxy statement, there are no arrangements or understandings between the Participants and any Nominee or any other person or persons with respect to the nomination of the Nominees or adoption of Mr. Dabah's other proposals.

            Other than as disclosed in this proxy statement, neither Mr. Dabah, any of the other Participants nor any of their respective affiliates, associates or immediate family members, directly or indirectly:

            o is, and was not within the past year, party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

            o has had any relationship with the Company in any capacity other than as a shareholder that would require disclosure herein;

            o has any agreement, arrangement or understanding with respect to any future employment by the Company or its affiliates;

            o has any agreement, arrangement or understanding with respect to future transactions to which the Company or any of its affiliates will or may be a party; or have any material interest, direct or indirect, in any transaction that has occurred since February 2, 2008, or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $120,000; or

            o is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material legal proceeding.

            The Dabahs have filed with the SEC a statement on Schedule 13D, which contains information in addition to that furnished herein. The Schedule 13D, including amendments thereto, may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers and others that file electronically with the SEC may be obtained free of charge.

                                PROXY INFORMATION

            The enclosed GOLD proxy card may be executed only by holders of record of shares of the Company's common stock on the Record Date. If you were a shareholder of record on the Record Date, you will retain your voting rights at the 2009 Annual Meeting even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote your shares on the GOLD proxy card, even if you sell your shares after the Record Date. The shares represented by each GOLD proxy card that is properly executed and returned to Mr. Dabah will be voted at the 2009 Annual Meeting in accordance with the instructions marked thereon. If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given a direction to vote all of the shares represented by the GOLD proxy card (i) FOR the election of all of the Nominees (or, if applicable, the Alternate Nominee), (ii) FOR the approval of Proposal 2 set forth in this proxy statement and (iii) FOR the approval of Proposal 3 set forth in this proxy statement.

            If you hold your shares in the name of one or more brokerage firms, banks or nominees, only they can vote your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a GOLD proxy card representing your shares to be signed and returned. Mr. Dabah urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Ezra Dabah, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

                              REVOCATION OF PROXIES

            Any shareholder of record may revoke or change his or her proxy instructions at any time prior to the vote at the 2009 Annual Meeting by:

            o submitting a properly executed, subsequently dated GOLD proxy card that will revoke all prior proxy cards, including any White proxy cards you have executed;

            o voting your GOLD proxy card by telephone or via the Internet (instructions are on your GOLD proxy card);

            o attending the 2009 Annual Meeting and withdrawing his or her proxy by voting in person (although attendance at the 2009 Annual Meeting will not in and of itself constitute revocation of a proxy); or

            o delivering written notice of revocation either to Ezra Dabah c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or the Corporate Secretary of The Children's Place at 915 Secaucus Road, Secaucus, New Jersey 07094, or any other address provided by the Company.

            Although a revocation is effective if delivered to the Company, Mr. Dabah requests that either the original or a copy of any revocation be mailed to Ezra Dabah c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that Mr. Dabah will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees as directors and the other proposals set forth herein have been received. Mr. Dabah may contact shareholders who have revoked their proxies.

            IF YOU PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD TO THE COMPANY, MR. DABAH URGES YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) VOTING YOUR GOLD PROXY CARD BY TELEPHONE OR VIA THE INTERNET, (3) ATTENDING THE 2009 ANNUAL MEETING AND VOTING IN PERSON OR (4) DELIVERING A WRITTEN NOTICE OF REVOCATION TO MR. DABAH OR TO THE SECRETARY OF THE COMPANY.

                                QUORUM AND VOTING

            Based on the Company's proxy statement, there were 29,559,643 shares of the Company's common stock outstanding and entitled to vote on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the 2009 Annual Meeting. Each share has one vote. Shareholders of the Company will not have rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon at the 2009 Annual Meeting. The presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares eligible to vote at the 2009 Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the 2009 Annual Meeting. Assuming a quorum is present or otherwise represented at the 2009 Annual Meeting, the three nominees receiving the highest number of votes cast will be elected. Assuming a quorum is present or otherwise represented at the 2009 Annual Meeting, each of the other proposals set forth in this proxy statement will be approved by the majority of the votes cast by the shareholders entitled to vote. Broker non-votes will not have any effect on the outcome of the vote on the election of directors or on any of the proposals. Abstentions will not affect the outcome of the vote on the election of directors, but will have the same practical effect as a negative vote on the proposal ratifying the appointment of BDO Seidman, LLP and the bylaw restoration proposal. Delaware law expressly provides for the authorization of proxies by electronic means. Accordingly, you may submit your proxy by telephone or the Internet. To submit a proxy with voting instructions by telephone please call the telephone number listed on the GOLD proxy card. Proxies may also be submitted over the Internet. Please refer to the GOLD proxy card for the website information. In each case shareholders will be required to provide the unique control number which has been printed on each shareholder's GOLD proxy card. In addition to the instructions that appear on the GOLD proxy card, step-by-step instructions will be provided by a recorded telephone message for those shareholders submitting proxies by telephone, or at the designated website for those shareholders submitting proxies over the Internet.

            YOUR VOTE IS EXTREMELY IMPORTANT. MR. DABAH URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY OR INSTRUCT MR. DABAH BY TELEPHONE OR VIA THE INTERNET TO VOTE FOR THE ELECTION OF THE NOMINEES.

                         COST AND METHOD OF SOLICITATION

            Mr. Dabah has retained Innisfree M&A Incorporated to serve as an advisor and to provide consulting and analytic services and solicitation services in connection with the solicitation of proxies. For these services, Innisfree M&A Incorporated is to receive a fee not to exceed [_], plus reimbursement for its reasonable out-of-pocket expenses. Mr. Dabah has agreed to indemnify Innisfree M&A Incorporated against certain liabilities and expenses. Proxies may be solicited by mail, courier services, e-mail, internet, advertising, telephone, facsimile or in person. It is anticipated that Innisfree M&A Incorporated will employ approximately 100 people to solicit proxies from shareholders for the 2009 Annual Meeting. Innisfree M&A Incorporated does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this proxy solicitation or that Schedule 14A requires the disclosure of certain information concerning Innisfree M&A Incorporated.

            In addition, it is anticipated that Messrs. Benaroya, Fingerman and Glickman will participate in the solicitation of proxies in support of the Nominees and the other proposals set forth in this proxy statement. Although no precise estimate can be made at the present time, the total expenditures in furtherance of, or in connection with, the solicitation of shareholders is estimated to be $[_]. As of the date hereof, Mr. Dabah has incurred approximately $[_] of solicitation expenses.

            Costs related to this solicitation of proxies, including expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses will be borne by Mr. Dabah. To the extent legally permissible, Mr. Dabah will seek reimbursement from the Company for those expenses if any of the Nominees is elected.

            Mr. Dabah intends to deliver a proxy statement and form of proxy to at least the percentage of shareholders that will be required to carry the matters set forth in this proxy statement.

                                OTHER INFORMATION

            Certain information regarding the compensation of directors and executive officers and certain other matters regarding the Company and its officers and directors is required to be contained in the Company's proxy statement. Certain other information regarding the 2009 Annual Meeting, as well as procedures for submitting proposals for consideration at the 2010 annual meeting of shareholders, is also required to be contained in the Company's proxy statement. Please refer to the Company's proxy statement to review this information. Please note that because the Participants were not involved in the preparation of the Company's proxy statement, the Participants cannot reasonably confirm the accuracy or completeness of certain information contained in the Company's proxy statement.


                                                Sincerely,


                                                Ezra Dabah


Dated: [_], 2009

                                                                         Annex A

                Two year transaction history of each Participant

            The following table sets forth all transactions with respect to the shares of the Company's common stock effected by each of the Participants during the two year period ended May 14, 2009. Except as otherwise noted, all such transactions were effected in the open market.

                                                                No. of
                        Name                            Date    Shares                        Transaction Type
----------------------------------------------------  --------  ------  ------------------------------------------------------------
The Renee and Ezra Dabah Charitable Foundation, Inc.  12/21/07  22,000                              Sale
Ezra Dabah                                              2/2/08   6,000  Grant of Annual Stock Option Award to Non-Employee Directors
Ezra Dabah and Renee Dabah                              4/1/08  19,600                              Gift
The Renee and Ezra Dabah Charitable Foundation, Inc.    4/2/08  19,600                              Sale
Ezra Dabah and Renee Dabah                             4/28/08  50,000                              Gift
The Renee and Ezra Dabah Charitable Foundation, Inc.   6/19/08  50,000                              Sale
Ezra Dabah                                             6/28/08   3,143         Transitional Award for Non-Employee Directors
The Dabah Children Charitable Foundation, Inc.         7/25/08  20,000                              Sale
Ezra Dabah                                              2/1/09   5,254                      Deferred Stock Award
Liberation Investment Group                            8/10/07  10,000                            Purchase
Liberation Investment Group                            8/13/07  10,000                              Sale
Liberation Investment Group                            8/23/07  35,000                            Purchase
Liberation Investment Group                            8/23/07  35,000                              Sale

                              SPECIAL INSTRUCTIONS

            Please review this proxy statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

            1. If your shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card today to Ezra Dabah, c/o Innisfree M&A Incorporated, in the postage-paid envelope provided or vote your shares by telephone or via the Internet (instructions are on your GOLD proxy card).

            2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Vote your shares today by following the instructions on the enclosed GOLD proxy card as soon as possible.

            3. After signing and returning the enclosed GOLD proxy card, Mr. Dabah urges you NOT to return any White proxy card to the Company, even as a protest, because only your latest dated proxy card will be counted.

            4. If you have previously signed and returned a White proxy card to The Children's Place, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to The Children's Place by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Proxies may also be revoked at any time prior to exercise by: (i) attending the 2009 Annual Meeting and voting in person (although attendance at the 2009 Annual Meeting will not in and of itself constitute revocation of a proxy), (ii) voting your GOLD proxy card by telephone or via the Internet (instructions are on your GOLD proxy card) or (iii) delivering a written notice of revocation. The written notice of revocation may be delivered either to Ezra Dabah c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or to the Corporate Secretary of the Company at 915 Secaucus Road, Secaucus, New Jersey 07094, or any other address provided by the Company.

            If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your shares, please contact Mr. Dabah's proxy solicitor:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                   Shareholders Call Toll-Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833

                               PLEASE VOTE TODAY!
                                SEE REVERSE SIDE
                          FOR THREE EASY WAYS TO VOTE.

         v TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE
               AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED v

                                                                      GOLD PROXY

           PRELIMINARY COPY DATED MAY 15, 2009 -SUBJECT TO COMPLETION

                          PROXY SOLICITED BY EZRA DABAH

 2009 Annual Meeting of Shareholders of The Children's Place Retail Stores, Inc.
                                  June 26, 2009

The undersigned hereby appoints each of Ezra Dabah ("Mr. Dabah") and Renee Dabah ("Mrs. Dabah") (acting alone or together), with full power of substitution, as proxies for the undersigned and authorizes either of them to represent and vote, as designated, all of the shares of common stock of The Children's Place Retail Stores, Inc. (the "Company" or "The Children's Place") that the undersigned would be entitled to vote if personally present at the 2009 annual meeting of shareholders of The Children's Place, including any adjournments, postponements, reschedulings or continuations of such meeting or any meeting held in lieu thereof (the "2009 Annual Meeting") with discretionary authority as to any and all other matters that may properly come before the meeting.

IF YOU VALIDLY EXECUTE AND RETURN THIS PROXY CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED FOR SUCH PROPOSALS (EXCEPT YOU WILL NOT BE DEEMED TO VOTE FOR THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED UNDER PROPOSAL 1). THIS PROXY WILL REVOKE ANY PREVIOUSLY EXECUTED PROXY WITH RESPECT TO ALL PROPOSALS.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2009: the proxy materials are available at http://www.eproxyaccess.com/plce.

                (Continued and to be signed on the reverse side)

                             YOUR VOTE IS IMPORTANT

   Please take a moment now to vote your shares of The Children's Place Retail Stores, Inc. common stock for the upcoming Annual Meeting of Shareholders.

                        PLEASE REVIEW THE PROXY STATEMENT
                      AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone -- Please call toll-free in the U.S. or Canada at 1-866-594-5268, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-4898. Please follow the simple instructions. You will be required to provide the unique control number printed below.

                                       OR

2. Vote by Internet -- Please access https://www.proxyvotenow.com/plce, and follow the simple instructions. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

                ________________________________________________

      You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

                                       OR

3. Vote by Mail -- If you do not wish to vote by telephone or over the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Ezra Dabah, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

         v TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE
               AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED v

MR. DABAH STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1, MAKES NO RECOMMENDATION ON PROPOSAL 2 AND STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.

PROPOSAL 1 - To elect (01) Raphael Benaroya, (02) Jeremy J. Fingerman and (03) Ross B. Glickman to the Board.

FOR ALL NOMINEES [__]     WITHHOLD FROM ALL NOMINEES [__]    FOR ALL EXCEPT [__]

Mr. Dabah intends to use this proxy to vote FOR Messrs. Benaroya, Fingerman and Glickman (and if any of these nominees is unable to stand for election, for Emanuel R. Pearlman in place of such nominee).

NOTE: If you do not wish your shares to be voted "FOR" a particular nominee of Mr. Dabah, mark the "FOR ALL EXCEPT" box and write the name(s) of the nominee(s) you do not support on the line below.


________________________________________________

PROPOSAL 2 - To ratify The Children's Place Audit Committee's selection of BDO Seidman LLP as the Company's independent auditors for fiscal 2009.

FOR [__]                        AGAINST [__]                        ABSTAIN [__]

PROPOSAL 3 - To repeal any provision of the Bylaws of the Company as of the effectiveness of this resolution adopted by the Board of the Company and not by the shareholders of the Company that were not included in the Bylaws of the Company, as amended through March 5, 2009 and as filed with the Securities and Exchange Commission on March 6, 2009.

FOR [__]                        AGAINST [__]                        ABSTAIN [__]



                                        Dated


                                        ________________________________________
                                        Signature(s)


                                        ________________________________________
                                        Signature (if held jointly)


                                        ________________________________________
                                        Title(s) or Authority (if any)


Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by an authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.